UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2013

NorthStar Realty Finance Corp.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	11-3707493 (I.R.S. Employer Identification No.)

399 Park Avenue, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01   Regulation FD Disclosure.

On February 15, 2013, NorthStar Realty Finance Corp. (the “Company”), through a subsidiary, entered into an agreement to acquire a manufactured housing portfolio, comprised of 71 manufactured housing communities totaling approximately 17,000 pad rental sites located throughout five states (primarily in Florida and Salt Lake City, Utah), for an aggregate purchase price of approximately $860 million, inclusive of costs, escrows and reserves.   The Company deposited $30 million into escrow in connection with this transaction.  The Company has until April 5, 2013 to conduct due diligence on the portfolio.  During the due diligence period the Company may terminate the agreement in its sole and absolute discretion for any reason, including if the Company is unable to obtain a commitment for attractive financing, and in such event the Company will be entitled to the return of its $30 million deposit.   The Company’s current expectation is that it will consummate the acquisition of the manufactured housing portfolio in the near future.  The Company intends to structure the acquisition as a joint venture with the same third party operating partner that is currently managing the Company’s existing portfolio of manufactured housing communities.  The Company will fund substantially all of the capital to consummate the transaction and will also control the joint venture.  The Company anticipates that the joint venture will obtain approximately $640 million of 10-year non-recourse financing, subject to customary exceptions, in connection with the acquisition.  The Company also expects that the financing will have a fixed interest rate of approximately 4% and will be secured by first lien mortgages on the manufactured housing communities.  The closing of the transaction and associated financing remain subject to various closing conditions and may not close on the terms anticipated, if at all.

Safe-Harbor Statement

Certain items in this Current Report on Form 8-K constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “will,” “expects,” “look forward,” “anticipates” and similar expressions.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar can give no assurance that its expectations will be attained.  Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results.  Variations of assumptions and results may be material.  Factors that could cause actual results to differ materially from NorthStar’s expectations include, but are not limited to, those described in the documents NorthStar has filed with the United States Securities and Exchange Commission as well as the possibility that the contemplated acquisition of the manufactured housing communities and related financing may not occur on the terms anticipated, if at all.  Such forward-looking statements speak only as of the date of this Current Report on Form 8-K.  NorthStar expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

The information in Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section.  Furthermore, the information in Item 7.01 of this Current Report on Form 8-K, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp.
(Registrant)

Date: April 3, 2013	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary